Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SAFLINK CORPORATION

SAFLINK Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. Article IV of the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) is hereby amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 201,000,000 shares, consisting of (i) 1,000,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), and (ii) 200,000,000 shares of Common Stock, $0.01 par value per share (the “Common Stock”).”

2. The foregoing amendment of the Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. This amendment to the Corporation’s Certificate of Incorporation shall be effective on and as of the date of filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, SAFLINK Corporation has caused this Certificate of Amendment to be signed by Jon C. Engman, its Chief Financial Officer, on August 26, 2005.

SAFLINK CORPORATION

By:	/s/ Jon C. Engman
Jon C. Engman Chief Financial Officer